(LOGO AT&T)

1995
NOTICE OF
ANNUAL MEETING
AND
PROXY STATEMENT


                          WEDNESDAY, APRIL 19, 1995
                           AT 9:30 A.M. LOCAL TIME
                         WASHINGTON STATE CONVENTION
                               AND TRADE CENTER
                             800 CONVENTION PLACE
                             SEATTLE, WASHINGTON

(Logo--AT&T)

32 Avenue of the Americas
New York, NY 10013-2412



Robert E. Allen
Chairman of the Board
                                                             February 28, 1995


Dear Shareholder:
It is a pleasure to invite you to your Company's 1995 Annual Meeting in Seattle, Washington, on Wednesday, April 19, beginning at 9:30 A.M. local time, at the Washington State Convention and Trade Center. This will be AT&T's 110th Annual Meeting of Shareholders and I hope that those who find it convenient will attend. If you plan to attend the meeting, please keep the admission ticket and map that is attached to the proxy card.

The Washington State Convention and Trade Center is fully accessible to disabled persons, and we will provide hearing amplification and sign interpretation for our hearing-impaired shareholders. AT&T products and services will be exhibited and employees representing various business units will be on hand to answer questions before and after the meeting.

Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. I urge you to specify your choices by marking the enclosed proxy card and returning it promptly. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the directors' recommendations.

I look forward to seeing you at the meeting.

Sincerely,
(Signature of Robert E. Allen)

NOTICE OF MEETING
The 110th Annual Meeting of Shareholders of AT&T Corp. (the "Company") will be held at the Washington State Convention and Trade Center, 800 Convention Place, Seattle, Washington, on Wednesday, April 19, 1995, at 9:30 A.M. local time, for the following purposes:


* To elect directors for the ensuing year (page 7);



* To ratify the appointment of auditors to examine the Company's accounts for the year 1995 (page 14);



* To approve the McCaw Cellular Communications, Inc. Employee Stock Purchase Plan (page 14);



* To act upon such other matters, including shareholder proposals (beginning on page 19 of the accompanying proxy statement), as may properly come before the meeting.


Holders of common shares of record at the close of business on February 28, 1995, will be entitled to vote with respect to this solicitation.

Marilyn J. Wasser
Vice President - Law and Secretary


February 28, 1995

AT&T Corp.
Executive Offices
32 Avenue of the Americas
New York, NY 10013-2412

                               PROXY STATEMENT

This proxy statement and the accompanying proxy/voting instruction card (proxy card) are being mailed beginning February 28, 1995, to holders of common shares in connection with the solicitation of proxies by the board of directors for the 1995 Annual Meeting of Shareholders in Seattle, Washington. Proxies are solicited to give all shareholders of record at the close of business on February 28, 1995, an opportunity to vote on matters that come before the meeting. This procedure is necessary because shareholders live in all states and abroad and most will not be able to attend. Shares can be voted only if the shareholder is present in person or is represented by proxy.

When your proxy card is returned properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the directors. Abstentions are voted neither "for" nor "against," but are counted in the determination of a quorum.


If you wish to give your proxy to someone other than the Proxy Committee, all three names appearing on the enclosed proxy card must be crossed out and the name of another person or persons (not more than three) inserted. The signed card must be presented at the meeting by the person or persons representing you. You may revoke your proxy at any time before it is voted at the meeting by executing a later-dated proxy, by voting by ballot at the meeting, or by filing an instrument of revocation with the inspectors of election in care of the Vice President-Law and Secretary of the Company at the above address.

Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you do attend, you may vote by ballot at the meeting, thereby cancelling any proxy previously given.



As a matter of policy, proxies, ballots, and voting tabulations that identify individual shareholders are kept private by the Company. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating the vote. The vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.



If a shareholder is a participant in the AT&T Shareowner Dividend Reinvestment and Stock Purchase Plan ("DRISPP"), the proxy card will represent the number of full shares in the DRISPP account on the record date, as well as shares registered in the participant's name. If a shareholder is a participant in the AT&T Employee Stock Ownership Plan ("ESOP"), AT&T Long Term Savings Plan for Management Employees, AT&T Long Term Savings and Security Plan, AT&T Retirement Savings and Profit Sharing Plan, AT&T Long Term Savings and Security Employee Stock Ownership Trust, AT&T of Puerto Rico, Inc. Long Term Savings Plan for Management Employees, AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan, AT&T Capital Corporation Retirement and Savings Plan, AT&T Capital Corporation Excess Benefit Plan, AGCS Savings Plan, or AGCS Hourly Savings Plan, the proxy card will also serve as a voting instruction for the trustees of those plans where all accounts are registered in the same name. If cards representing the shares in the above-named plans are not returned, those shares will not be voted with the exception that if cards representing shares in the AT&T Long Term Savings and Security Plan and the AT&T Long Term Savings and Security Employee Stock Ownership Trust are not returned, those shares will be voted by the trustees of those plans.



Shares allocated to the accounts of participants in plans of AT&T Global Information Solutions Company, a wholly owned subsidiary of AT&T, such as the Corporation Payroll Employee Stock Ownership Plan, the Savings Plan, and the Employees' Profit Sharing Plan (referred to collectively as the "Future Income Plans") may be voted through separate participant direction cards that will be mailed to participants in these plans. If a participant also owns shares outside these plans, the participant must return both the proxy card and the participant direction card. The trustees of these plans will vote the number of shares allocated to a participant's account or accounts under such plans in accordance with the directions on the participant direction card if the card is duly signed and received by April 12, 1995. For participants in the Future Income Plans, allocated shares for which the trustee receives no instructions and all unallocated shares will be voted by the trustee.


If you are a registered owner and plan to attend the meeting in person, please detach and retain the admission ticket which is attached to your proxy card and mark the appropriate box on the proxy card. Beneficial owners who plan to attend the meeting in person may obtain admission tickets in advance by sending written requests, along with proof of ownership, such as a bank or brokerage firm account statement, to: Manager - Shareowner Relations, AT&T Corp., 32 Avenue of the Americas, Room 2420E, New York, NY 10013-2412.


Shareholders who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter.

Highlights of the meeting will be included in the next quarterly report. Information on obtaining a full transcript of the meeting will also be found in that quarterly report.


Securities and Exchange Commission ("SEC") rules require that an annual report precede or be included with proxy materials. Shareholders with multiple accounts may be receiving more than one annual report, which is costly to AT&T and may be inconvenient to these shareholders. Such shareholders may authorize AT&T to discontinue mailing extra reports by marking the appropriate box on the proxy card for selected accounts. At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards. To resume the mailing of an annual report to an account, please call the AT&T shareholder services number, 1-800-348-8288.

Comments from shareholders about the proxy material or about other aspects of the business are welcome. Space is provided on the proxy card for this purpose. Although such notes are not answered on an individual basis, they are analyzed and used to determine what kinds of additional information should be furnished in various Company publications.


On January 1, 1995, there were 1,569,005,972 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the meeting.


BOARD OF DIRECTORS
The board of directors has the responsibility for establishing broad corporate policies and for overseeing the overall performance of the Company. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the board are kept informed of the Company's business through discussions with the Chairman and other officers, by reviewing analyses and reports sent to them each month, and by participating in board and committee meetings.

The board held 10 meetings in 1994; the committees held 26 meetings. The average attendance at the aggregate of the total number of meetings of the board and the total number of committee meetings was 95%.


COMMITTEES OF THE BOARD
The board has established a number of committees, including the Audit Committee, the Compensation Committee, and the Committee on Directors, each of which is briefly described below. Other committees of the board are: the Corporate Public Policy Committee, the Employee Benefits Committee, the Executive Committee, the Finance Committee, and the Proxy Committee (which votes the shares represented by proxies at the annual meeting of shareholders).

The Audit Committee meets with management to consider the adequacy of the internal controls and the objectivity of financial reporting; the committee also meets with the independent auditors and with appropriate Company financial personnel and internal auditors about these matters. The committee recommends to the board the appointment of the independent auditors, subject to ratification by the shareholders at the annual meeting. Both the internal auditors and the independent auditors periodically meet alone with the committee and always have unrestricted access to the committee. The committee, which consists of six non-employee directors, met six times in 1994.


The Compensation Committee administers management incentive compensation plans, including stock option plans. The committee makes recommendations to the board with respect to compensation of directors and of the officers as listed on page 32. The committee, which consists of five non-employee directors, met seven times in 1994.


The Committee on Directors advises and makes recommendations to the board on all matters concerning directorship and corporate governance practices and the selection of candidates as nominees for election as directors. The committee, which consists of seven non-employee directors, met two times in 1994. The committee recommended this year's candidates at the January 1995 board meeting.


In recommending board candidates, this committee seeks individuals of proven judgment and competence who are outstanding in their chosen activity; it considers such factors as anticipated participation in board activities, education, geographic location, and special talents or personal attributes. Shareholders who wish to suggest qualified candidates should write to: Vice President-Law and Secretary, AT&T Corp., 32 Avenue of the Americas, Room 2420E, New York, NY 10013-2412, stating in detail the qualifications of such persons for consideration by the committee.

COMPENSATION OF DIRECTORS
Directors who are not employees receive an annual retainer of $30,000 and a fee of $1,500 for each board, committee, and shareholder meeting attended. The chairpersons of the Audit Committee, Compensation Committee, and Finance Committee each receive an additional annual retainer of $7,500. Other non-employee directors who chair committees receive additional annual retainers of $5,000. Pursuant to the Company's Deferred Compensation Plan for Non-Employee Directors, 15% of the annual retainer for each non-employee director is deferred and credited to a portion of a deferred compensation account, the value of which is measured from time to time by the value of Company common shares (the "AT&T shares portion"). Directors may elect to defer the receipt of all or part of the remainder of their compensation into the AT&T shares portion or the cash portion of the deferred compensation account (the "cash portion"). The AT&T shares portion is credited on each dividend payment date for AT&T common shares with a number of deferred shares of common stock equivalent in market value to the amount of the quarterly dividend on the shares then credited in the accounts. The cash portion of the deferred compensation account earns interest, compounded quarterly, at an annual rate equal to the average interest rate for ten-year United States Treasury notes for the previous quarter, plus 5%. Directors who are also employees of the Company or a subsidiary of the Company receive no compensation for serving as directors.

The Company also provides non-employee directors with travel accident insurance when on Company business. A non-employee director may purchase life insurance sponsored by the Company. The Company will share the premium expense with the director; however, all the Company contributions will be returned to the Company at the earlier of (a) the director's death or (b) the later of age 70 or 10 years from the policy's inception. This benefit will continue after the non-employee director's retirement from the board.

Non-employee directors with at least five years' service are eligible for an annual retirement benefit equal to their annual retainer at retirement. The benefit begins at age 70 and is payable for life.

ELECTION OF DIRECTORS (Item A on Proxy Card)
The Proxy Committee intends to vote for the election of the 15 nominees listed on the following pages unless otherwise instructed on the proxy card. These nominees have been selected by the board on the recommendation of the Committee on Directors. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the proxy card. Directors will be elected by a plurality of the votes cast. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.

If at the time of the meeting one or more of the nominees have become unavailable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Committee on Directors or, if none, the size of the board will be reduced. The Committee on Directors knows of no reason why any of the nominees will be unavailable or unable to serve.

Directors elected at the meeting will hold office until the next annual meeting or until their successors have been elected and qualified. For each nominee there follows a brief listing of principal occupation for at least the past five years, other major affiliations, and age as of January 1, 1995.

NOMINEES FOR ELECTION AS DIRECTORS

Robert E. Allen, Chairman and Chief Executive Officer of AT&T since 1988. Director of Bristol-Myers Squibb Co.; Chrysler Corporation; and PepsiCo, Inc. Chairman of The Business Council. Director of AT&T since 1984; Chairman of the Executive and Proxy Committees. Age 59.

M. Kathryn Eickhoff, President of Eickhoff Economics Inc. (economic consultants) since 1987. Associate Director for Economic Policy, U.S. Office of Management and Budget (1985-1987). Director of National Westminster Bancorp Inc.; Tenneco Inc.; and The Upjohn Company. Director of AT&T since 1987; member of the Audit and Corporate Public Policy Committees. Age 55.

Walter Y. Elisha, Chairman since 1983 and Chief Executive Officer since 1981 of Springs Industries, Inc. (textile manufacturing). Director of Springs Industries, Inc. and Cummins Engine Company, Inc. Director of AT&T since 1987; member of the Compensation and Finance Committees and the Committee on Directors. Age 62.

Philip M. Hawley, retired Chairman and Chief Executive Officer of Broadway Stores, Inc. (formerly Carter Hawley Hale Stores, Inc.) (department stores) (1983-1993). Director of Atlantic Richfield Co.; BankAmerica Corp. and its subsidiary, Bank of America, N.T. & S.A.; Johnson & Johnson; and Weyerhaeuser Company. Director of AT&T since 1982; Chairman of the Compensation Committee; member of the Committee on Directors and the Committee on Employee Benefits. Age 69.



Carla A. Hills, Chairman and Chief Executive Officer of Hills & Company (international consultants) since 1993. United States Trade Representative, Executive Office of the President (1989-1993). Partner in Weil, Gotshal & Manges (law firm) (1986-1989). Director of American International Group; Bechtel Group and its subsidiary, Bechtel Enterprises; Chevron Corp.; and Time Warner Inc. Director of AT&T since 1993; member of the Audit and Corporate Public Policy Committees and the Committee on Directors. Age 60.



Belton K. Johnson, former owner of Chaparrosa Ranch for more than 19 years. Chairman of Belton K. Johnson Interests since 1981. Director of Tenneco Inc. Director of AT&T since 1974; member of the Executive, Corporate Public Policy, and Proxy Committees, and the Committee on Employee Benefits. Age 65.


Drew Lewis, Chairman and Chief Executive Officer of Union Pacific Corporation (rail transportation, natural resources, and trucking) since 1987. Director of American Express Co.; FPL Group, Inc.; Ford Motor Company; and Union Pacific Corporation. Director of AT&T since 1989; member of the Audit and Corporate Public Policy Committees and the Committee on Directors. Age 63.

Donald F. McHenry, President of IRC Group (international relations consultants) since 1981; University Research Professor of Diplomacy and International Relations, Georgetown University, since 1981. Director of Bank of Boston Corp. and its subsidiary, First National Bank of Boston; Coca-Cola Co.; International Paper Co.; and SmithKline Beecham Corp. Director of AT&T since 1986; Chairman of the Committee on Employee Benefits; member of the Finance Committee. Age 58.



Victor A. Pelson, Executive Vice President of AT&T and Chairman of the AT&T Global Operations Team since 1993; Group Executive, AT&T Communications Services (1989-1993); President, AT&T General Markets Group (1986-1989). Director of Eaton Corp.; and United Parcel Service of America, Inc. Director of AT&T since 1993; member of the Corporate Public Policy Committee. Age 57.



Donald S. Perkins, Chairman of Kmart Corp. (mass merchandise retailer) since January, 1995. Retired Chairman and Chief Executive Officer of Jewel Companies, Inc. (diversified retailer) (1970-1980). Director of Aon Corp.; Cummins Engine Company, Inc.; Illinova Corporation; Inland Steel Industries; Kmart Corp.; and Time Warner Inc. Trustee of Northwestern University, the Putnam Funds, and LaSalle Street Fund. Director of AT&T since 1979; Chairman of the Committee on Directors; member of the Executive, Finance, and Proxy Committees and the Committee on Employee Benefits. Age 67.


Henry B. Schacht, Chairman since 1977 and former Chief Executive Officer (1973-1994) of Cummins Engine Company, Inc. Director of Aluminum Company of America; CBS Inc.; The Chase Manhattan Corp. and its subsidiary, The Chase Manhattan Bank, N.A.; and Cummins Engine Company, Inc. Trustee of The Ford Foundation and The Yale Corporation. Director of AT&T since 1981; Chairman of the Corporate Public Policy Committee; member of the Audit Committee. Age 60.

Michael I. Sovern, President Emeritus and Chancellor Kent Professor of Law at Columbia University; President (1980-1993). Director of Chemical Banking Corporation and its subsidiary, Chemical Bank; Orion Pictures Corporation; and Warner-Lambert Company. Director of AT&T since 1984; Chairman of the Audit Committee; member of the Compensation Committee. Age 63.



Franklin A. Thomas, President of The Ford Foundation since 1979. Director of Aluminum Company of America; CBS Inc.; Citicorp and its subsidiary, Citibank, N.A.; Cummins Engine Company, Inc.; and PepsiCo, Inc. Director of AT&T since 1988; member of the Audit and Corporate Public Policy Committees and the Committee on Directors. Age 60.



Joseph D. Williams, retired Chairman and Chief Executive Officer of Warner-Lambert Company (pharmaceuticals, health care, and consumer products) (1985-1991). Director of Exxon Corp.; J.C. Penney Co., Inc.; Rockefeller Financial Services, Inc.; Rockefeller & Co.; Therapeutic Antibodies Inc.; Thrift Drug, Inc.; Warner-Lambert Company; and The Wyatt Company. Director of AT&T since 1984; Chairman of the Finance Committee; member of the Executive and Compensation Committees. Age 68.


Thomas H. Wyman, Chairman of S.G. Warburg & Co. Inc. since 1992 and Vice Chairman of S.G. Warburg Group PLC (U.K.) since 1993 (investment banking). Chairman of United Biscuits (Holdings) U.S. Ltd. (food products) (1989-1992). William Donaldson Faculty Fellow, Yale University School of Organization and Management (1987-1988). Chairman and Chief Executive Officer of CBS Inc. (1983-1986). Director of General Motors Corporation; S.G. Warburg Group PLC (U.K.) and S.G. Warburg & Co. Inc.; United Biscuits (Holdings) PLC (U.K.); and Zeneca Group PLC (U.K.). Director of AT&T since 1981; member of the Compensation and Finance Committees and the Committee on Directors. Age 65.

STOCK OWNERSHIP OF MANAGEMENT AND DIRECTORS


The following table sets forth information concerning the beneficial ownership of the Company's common stock as of January 1, 1995, for (a) each director and nominee for director; (b) each of the named officers (the "named officers" as defined in the Compensation Report, herein) not listed as a director; and (c) directors and executive officers as a group. Except as otherwise noted, the nominee or family members had sole voting and investment power with respect to such securities.




                                            Number of Shares
                             ----------------------------------------------
                               Beneficially       Deferral
           Name                 Owned (1)        Plans (2)        Total
- -------------------------     ---------------    -----------   ------------
           (a)
Robert E. Allen                    641,400(3)      50,158         691,558
M. Kathryn Eickhoff                  3,000            318           3,318
Walter Y. Elisha                     8,531          1,199           9,730
Philip M. Hawley                     1,000(4)         804           1,804
Carla A. Hills                         400          1,858           2,258
Belton K. Johnson                    5,016            166           5,182
Drew Lewis                           4,000            166           4,166
Donald F. McHenry                      637            166             803
Victor A. Pelson                   198,938(5)       4,699         203,637
Donald S. Perkins                    2,248(6)         166           2,414
Henry B. Schacht                     1,055          1,006           2,061
Michael I. Sovern                    1,200            166           1,366
Franklin A. Thomas                   1,083          2,369           3,452
Joseph D. Williams                  15,500            166          15,666
Thomas H. Wyman                      1,000            552           1,552
           (b)
Alex J. Mandl                      228,850(7)       2,173         231,023
William B. Marx, Jr.               177,863(8)       6,872         184,735
Jerre L. Stead                      94,652(9)      12,442         107,094
           (c)
Directors and Executive
  Officers as a Group           5,095,810(10)     123,207       5,219,017

Footnotes

 1. No individual director and nominee for director or named officer beneficially owns 1% or more of the Company's outstanding common shares or the common shares of AT&T Capital Corporation, a majority-owned subsidiary of the Company, nor do the directors and executive officers as a group.

 2. Share units held in deferred compensation accounts.

 3. Includes beneficial ownership of 549,805 shares which may be acquired within 60 days pursuant to stock options and 24,000 restricted shares awarded under employee incentive compensation plans.

 4. Mr. Hawley disclaims beneficial ownership of 444 common shares held by Mrs. Hawley.

 5. Includes beneficial ownership of 186,174 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans. Mr. Pelson disclaims beneficial ownership of 725 common shares held in a trust of which Mrs. Pelson is a co-trustee and co-remainder beneficiary.

 6. Mr. Perkins as an investment company trustee also has shared voting and investment power over 2,979,150 common shares.

 7. Includes beneficial ownership of 218,245 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

 8. Includes beneficial ownership of 174,706 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

 9. Includes beneficial ownership of 34,470 shares which may be acquired within 60 days pursuant to stock options and 23,000 restricted shares awarded under employee incentive compensation plans.

10. Includes beneficial ownership of 1,834,749 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans as well as 2,979,150 shares over which they have sole or shared voting and investment power as trustee.

  As required by Securities and Exchange Commission rules under Section 16 of the Securities Exchange Act of 1934, the Company notes that during 1994 two directors filed untimely reports on transactions in the Company's common stock as follows: M. Kathryn Eickhoff, one report regarding two transactions and Joseph D. Williams, one report regarding one transaction.

RATIFICATION OF APPOINTMENT OF AUDITORS

(Item B on Proxy Card)
Subject to shareholder ratification, the board of directors, upon recommendation of the Audit Committee, has reappointed the firm of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as the independent auditors to examine the Company's financial statements for the year 1995. Coopers & Lybrand has audited the Company's books for many years. Your directors recommend that shareholders vote FOR such ratification. Ratification of the appointment of auditors would require a majority of the votes cast thereon. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote. If the shareholders do not ratify this appointment, other independent auditors will be considered by the board upon recommendation of the Audit Committee.

Representatives of Coopers & Lybrand are expected to attend the annual meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions.

For the year 1994, Coopers & Lybrand also examined the financial statements of the Company's subsidiaries and provided other audit services to the Company and subsidiaries in connection with SEC filings, review of financial statements, and audits of pension plans.

DIRECTORS' PROPOSAL TO APPROVE THE
McCAW CELLULAR COMMUNICATIONS, INC.
EMPLOYEE STOCK PURCHASE PLAN

(Item C on Proxy Card)

In connection with the September 1994 merger whereby McCaw Cellular Communications, Inc. ("McCaw") became an AT&T wholly owned subsidiary (the "McCaw Merger"), AT&T assumed the McCaw Cellular Communications, Inc. Employee Stock Purchase Plan (the "Plan"). In December 1994, the board adopted the Plan and approved a two-year extension of the Plan through December 31, 1999, subject to AT&T shareholder approval. McCaw has had a stock purchase plan in place for over seven years.

Shares Reserved for the Plan

The Plan provides eligible employees of McCaw with a means to purchase, through payroll deductions, shares of AT&T common stock (the "Common Stock") at a discount, subject to adjustments under certain circumstances such as stock splits, stock dividends, recapitalization, or other changes in the outstanding Common Stock. The total number of shares that may be purchased under the Plan is 3,000,000, an increase of 2,000,000 over the number of shares authorized when AT&T assumed the Plan as part of the merger with McCaw.


Eligible Participants
Full-time employees of McCaw or any of its subsidiaries are eligible to participate, on a purely voluntary basis, in the Plan if they meet certain conditions. To be eligible, an employee's customary employment must be greater than both 20 hours per week and five months per calendar year. The employee must also have completed six months of employment and be scheduled to work at least 1,000 hours during the option period. In addition, no employee will be permitted to purchase Common Stock under the Plan at a rate which exceeds $25,000 of fair market value of such stock (determined at the time the option is granted) for each calendar year in which such option is outstanding. Approximately 8,500 employees would have been eligible to participate as of January 1, 1995.

Material Features of the Plan
Eligible employees participate in the Plan through exercising options to purchase Common Stock. Options may be granted each month to eligible employees and will expire on the last trading day of each such month unless they are exercised on that date. Common Stock will be purchased through a participant's payroll deductions at a stated whole percentage from 2% to 10% of compensation, determined by the participant, at a price that shall be an amount equal to 85% of the fair market value of the Common Stock as of the last trading day of each month that the option is outstanding. The fair market value of the Common Stock is determined in relation to market price in accordance with certain procedures set forth in the Plan.

Each eligible employee who elects to participate in the Plan automatically and without any act on his or her part will be deemed to have exercised his or her option on the last trading day of each month if he or she is then employed, to the extent that the amount withheld from his or her compensation under the Plan is sufficient to purchase, at the option price, one or more whole shares of Common Stock. Any balance remaining in an employee's account after payment of the purchase price of those whole shares will be refunded or carried over to the next month at the direction of the employee. All funds received or held by the Company under the Plan are general assets of the Company, free of any trust or other restriction, and may be used for any corporate purpose. No interest on such funds will be credited to or paid to any participant under the Plan.

An option granted under the Plan shall not be transferable other than by will or by the laws of descent and distribution and is exercisable during his or her lifetime only by the employee.


A participant may withdraw from the Plan at any time and the entire amount credited to his or her account will be refunded. If a participant terminates employment, the entire amount credited to his or her account will be used to purchase shares of Common Stock on the last day of the purchase period unless the participant's termination of employment occurs at least three months prior to the end of the purchase period, in which event the entire amount in his or her account will be refunded. The revocation of the designated subsidiary status of a McCaw subsidiary by which a participant is employed will cause the entire amount credited to the participant's account to be refunded to him or her.


New Plan Benefits
It is not possible to determine how many eligible employees will participate in the Plan in the future. The following table presents the aggregate fair market value and the number of shares purchased under the Plan during the four-month period (September 1994 through December 1994) following the McCaw Merger in September 1994.
                     McCaw Cellular Communications, Inc.
                         Employee Stock Purchase Plan
                       (September 1994 - December 1994)

 Name and Position        Dollar Value ($)    Number of Shares
Non-Executive Officer
 Employee Group             $3,353,800            64,200

Tax Treatment
The Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Under the Code, an employee who elects to participate in an offering under the Plan will not realize income at the time the offering commences or when the shares purchased under the Plan are transferred to him or her. If an employee disposes of such shares after two years from the date the offering of such shares commences and after one year from the date of the transfer of such shares to him or her, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the lesser of (i) the excess of the fair market value of such shares at the time of disposition over the purchase price and (ii) 15% of the fair market value of such shares at the time the offering commenced. The employee's basis in the shares disposed of will be increased by an amount equal to the amount so includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of the disposition will be long-term capital gain or loss. In such event, McCaw (or the subsidiary by which the employee is employed) will not be entitled to any deduction from income.



If any employee disposes of the shares purchased under the Plan within such two-year or one-year period, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price. The employee's basis in such shares disposed of will be increased by an amount equal to the amount includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be capital gain or loss, either short-term or long-term, depending on the holding period for such shares. In the event of a disposition within such two-year or one-year period, McCaw (or the subsidiary by which the employee is employed) will be entitled to a deduction from income equal to the amount the employee is required to include in income as a result of such disposition.


An employee who is a nonresident of the United States will generally not be subject to the U.S. federal income tax with respect to the shares of Common Stock purchased under the Plan.



Plan Administration and Termination
The Plan provides for administration of the Plan by a committee of the board of directors of McCaw. The board of directors of McCaw may terminate or suspend the Plan at any time and, with the approval of the Senior Vice President--Human Resources of AT&T, amend it in any respect, except that the approval of AT&T shareholders is required for any amendment to increase the number of shares available for purchase under the Plan or to decrease the purchase price. Unless earlier terminated, the Plan will continue in effect until December 31, 1999, except that if at the end of any purchase period the aggregate funds available for purchase of Common Stock would purchase a greater number of shares than is available for purchase, the number of shares that would otherwise be purchased by each participant at the end of the purchase period will be proportionately reduced in order to eliminate the excess. The Plan would then automatically terminate after such purchase period. Upon expiration or termination of the Plan, any amount not applied toward the purchase of Common Stock will be refunded to the participant.



Adoption of this proposal requires an affirmative vote by the holders of a majority of the outstanding Common Stock. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have the effect of a negative vote. The directors recommend that shareholders vote FOR the approval of the McCaw Cellular Communications, Inc. Employee Stock Purchase Plan.

SHAREHOLDER PROPOSALS
AT&T receives many suggestions from shareholders, some as formal shareholder proposals. All are given careful attention. Formal proposals are sometimes withdrawn by proponents after discussions with the Company. For example, The Domestic and Foreign Missionary Society of the Protestant Episcopal Church submitted a proposal requesting AT&T to endorse the CERES Principles and the Grey Nuns of the Sacred Heart submitted a proposal requesting the Company to initiate a review of its maquiladora operations and issue a report to shareholders. Both proposals have been withdrawn based on mutual agreements to engage in dialogue to seek to find common ground on these issues.



Proponents of two shareholder proposals have stated that they intend to present the following proposals at the annual meeting. Information on the shareholdings of the proponents is available by writing to: Manager - Shareowner Relations, AT&T Corp., 32 Avenue of the Americas, Room 2420E, New York, NY 10013-2412. The proposals and supporting statements are quoted below. The board has concluded it cannot support these proposals for the reasons given.


Shareholder Proposal 1:

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, DC 20037, has submitted the following proposal:

"RESOLVED: That the shareholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens' initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders. And if no such disbursements were made, to have that fact publicized in the same manner.

"REASONS: This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures than they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent.


"If you AGREE, please mark your proxy FOR this resolution."



Your directors recommend a vote against the above proposal. In 1984 94% and in 1985 92% of the voted shares opposed this proposal.


Under numerous laws, corporate contributions to political candidates are illegal. Therefore, AT&T does not contribute directly to candidates. Employees may contribute to candidates through political action committees
(PACs) which the Company has established for eligible management employees who wish to participate in the political process. Participation is voluntary and the PACs operate under the strict regulations of federal and state election laws. Information about PAC contributions is publicly available. Therefore, there is no need for AT&T to also provide such information.

AT&T expenditures in support of federal and state government affairs activities on legislative and regulatory matters are a legitimate business expense and properly accounted for in the Company's books. These activities assure that public officials are made aware of AT&T's position on matters that are significant to the future of the Company. AT&T does not disclose specific sub-segments of its business expenses and believes no useful shareholder purpose would be served by such disclosures.


In addition, this proposal would have the Company place advertisements in newspapers even if "no such disbursements" were made. Your directors believe this would serve no useful purpose and would clearly be a waste of Company resources. Therefore, your directors again recommend that shareholders vote AGAINST this proposal.



Shareholder Proposal 2:


Richard A. Dee, 115 East 89th Street, New York, NY 10128, has submitted the following proposal:
"Stockholders of publicly-owned corporations do not 'elect' directors. Directors are selected by incumbent directors and managements - stockholders merely 'ratify' or approve those selections much as they ratify selections of auditors.

"The term 'Election of Directors' has been misused in corporate proxy materials for many years to refer to the process by which directors are empowered. The term is not only inappropriate - it is misleading. With no choice of candidates, there is no election.

"Understandably, incumbent directors are anxious to protect their absolute power over corporate activities. The root of that power is control of Corporate Governance - which is assured by control of board composition. Unfortunately, the 'Elective process rights' of stockholders are being ignored.

"Approval of this Corporate Governance proposal will provide AT&T stockholders with a choice of director candidates each year - and an opportunity to vote for those whose qualifications and stated intentions they favor. Its approval will provide stockholders with 'duly' elected representatives.


"Public officials are duly elected - and are held accountable. Continuing in office depends upon satisfying constituents, not simply nominators. Corporate directors take office unopposed and answer only to fellow directors. Far too many directors divide their time between many masters. Perhaps the 'pool' from which directors are selected should be expanded to include many younger highly-qualified business executives and more individuals with other backgrounds that well-qualify them to represent stockholders.

"As long as incumbents are allowed to select and to propose only the number of so-called candidates as there are directorships to be filled, and as long as it is impossible, realistically, for stockholders to utilize successfully what is supposed to be their right to nominate and elect directors, no practical means will exist for stockholders to bring about director turnover
- - until this or a similar proposal is approved. Turnover is desirable because it reduces the possibility of inbreeding and provides sources for new ideas and new approaches to problems.

"It is hereby proposed that the Board of Directors, at its next regular meeting, adopt a resolution requiring the Committee on Directors to nominate two candidates for each directorship to be filled by the voting of stockholders at annual meetings. In addition to customary personal background information, Proxy Statements shall include a statement by each candidate as to why he or she believes they should be elected.

"Although all nominees would continue to be selected by incumbents, approval of this proposal would enable stockholders to replace any or all directors if they become dissatisfied with them or with the results of corporate policies and/or performance. Not a happy prospect even for those able to nominate their possible successors.


"Any burden that a company may claim would be imposed upon it by having to provide a choice of able director candidates is far outweighed by the benefits that would accrue to its stockholders from a democratically-elected board - a board composed of representatives willing to have their respective qualifications reviewed and weighed carefully by those whose interests they are to serve.



"Please vote FOR this proposal."

Your directors recommend a vote against this proposal. Selection of directors for a company's board is different from political elections that involve two or more parties with dissimilar local or national agendas. AT&T shareowners have similar interests stemming from their investment objectives. Investors expect a board comprised of members who have outstanding qualifications, proven ability to work effectively together and the commitment to further the common interests of the owners. It is the obligation of the Committee on Directors to identify director candidates who fulfill that expectation.


Each year the committee reviews the performance and qualifications of existing board members and other possible candidates, including those suggested by shareowners. The committee considers the evolving needs of the business as it confronts global competition, identifies the best-qualified people and recommends their selection. Such candidates also frequently are approached by other companies seeking proven director talent; the candidates often must decline such invitations because of time demands or conflicts of interest resulting from their commitment to AT&T. In our view, it is counterproductive to ask such potential candidates to set aside other directorships without assurance that they have in fact been identified as the existing directors' best recommendations for the AT&T board.



We find the proposal misleading in suggesting that there is little or no turnover in AT&T board membership. In fact, approximately one third of the directors elected in 1990 are no longer on the board. This turnover provides a mix of benefits from directors with seasoned experience in the unique problems and opportunities of AT&T, as well as the fresh perspective of new member directors.



We believe that the present director selection procedure appropriately addresses the interests of AT&T shareholders. Therefore, your directors recommend that shareholders vote AGAINST this proposal.

Approval of the preceding shareholder proposals would require a majority of the votes cast thereon. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.

SUBMISSION OF SHAREHOLDER PROPOSALS

  Proposals intended for inclusion in next year's proxy statement should be sent to: Vice President-Law and Secretary, AT&T Corp., 32 Avenue of the Americas, New York, NY 10013-2412, and must be received by October 31, 1995.

OTHER MATTERS TO COME BEFORE THE MEETING

In addition to the matters described above, there will be an address by the Chairman of the Board and a general discussion period during which shareholders will have an opportunity to ask questions about the business.

If any matter not described herein should come before the meeting, the Proxy Committee will vote the shares represented by it in accordance with its best judgment. At the time this proxy statement went to press, the Company knew of no other matters which might be presented for shareholder action at the meeting.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is composed of five independent non-employee directors. The committee is responsible for setting and administering executive officer salaries and the annual bonus and long-term incentive plans that govern the compensation paid to all senior managers of the Company, except that the full board (other than directors who are employees) is responsible for setting and administering salaries and the annual bonus for the officers listed on page 32 (the "named officers") based upon recommendations of the committee. The following report represents the actions of the committee and the board regarding compensation paid to the named officers during 1994.

Compensation Philosophy
The Company's compensation programs are designed to link executives' compensation to the performance of the Company. For example, the Chairman's annual bonus and long-term awards are performance-driven incentives and account for 77% of his total compensation structure. The other named officers have approximately 70% of their total compensation at risk in performance-driven incentive plans. AT&T targets executive competitive compensation levels at the mean of a select group of large, market-focused, progressive companies with whom it competes for senior executive talent. The Company's competitors for executive talent are not necessarily the same companies that would be included in a peer group established to compare shareholder returns because the Company requires skills and perspectives from a broader range of backgrounds. Thus, the comparable companies for purposes of executive compensation are not the same as the peer group index used in the Five-Year Performance Comparison graph included in this proxy statement.


The target executive compensation levels determined with reference to the comparable market survey sample described above require that the compensation to each of the Company's top five officers exceeds the annual limit for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Company, however, has taken steps to mitigate the negative impact of this tax provision on the shareholders. For example, elements of compensation under our annual bonus and long-term incentive plans qualify for exemption from the limit on tax deductibility as shareholder-approved performance-driven plans. In addition, we have a salary and incentive deferral plan which permits compensation deferred under the plan to be exempt from the limit on tax deductibility.


The committee has developed executive compensation governing principles that provide guidance in the design and operation of the senior management compensation plans. These principles address key areas of AT&T senior executive compensation policy such as the identification of the markets to be surveyed, and the degree of flexibility of the compensation programs to facilitate strategic executive hires in global markets.

The committee also has developed governing principles for review of officer performance. Among other things, these principles ensure that executive officer compensation is linked to corporate performance levels. These principles are used to design, approve, and implement AT&T senior executive compensation programs.

The Company's executive compensation program consists of two key elements:
(1) an annual component, i.e., base salary and annual bonus and (2) a long-term component, i.e., performance shares, stock options, and restricted stock. The policies with respect to each of these elements, as well as the basis for determining the compensation of the Chairman of the Board and CEO, Mr. Allen, are described below.

(1) Annual Component: Base Salary and Annual Bonus

Base Salary: Base salaries for executive officers are determined with reference to a position rate for each officer. These position rates are determined annually by evaluating the responsibilities of the position and comparing it with other executive officer positions in the marketplace. Annual salary adjustments are determined by the Company's performance and the individual's contribution to that performance. For those executive officers responsible for particular business units, the financial and non-financial results (e.g., recognition within respective industries) of their business units are also considered.

The committee presents the salary recommendations to the board for the named officers. While there are no individual performance matrices or pre-established weightings given to each factor, these salary recommendations are based on performance criteria such as:

* financial performance with a balance between long- and short-term earnings and revenue growth,

* long-term strategic decisions,

* initiatives to globalize the Company,

* development of the leadership team,

* response to a rapidly changing competitive environment, and

* relative position to salary structure.

Annual Bonus: The annual bonus for the Chairman and for the rest of the named officers is (i) .4% of the Company's "Net Cash Provided by Operating Activities", for the annual performance period as adjusted, divided by the total number of named officers with respect to such period, or (ii) a lesser amount based on factors including the Company's performance relative to pre-set financial, employee, customer, and individual performance targets.

The pre-set financial target is based on Economic Value Added ("EVA"), which measures the return on investment that enhances shareholder value. Employee attitudes are measured by an index called People Value Added ("PVA"). There are two components of the measurement: leadership of people and diversity. Components of this measurement are derived from an annual employee survey that measures employee perceptions of executive behavior such as: sharing roles and responsibilities, leadership, empowerment, and respect for individuals. The customer measure is Customer Value Added ("CVA") and it measures the relative value that customers perceive when our products are compared with those of our competitors. Targets for these measures were reviewed and approved by the committee.


Payments under the Company's annual incentive plan tied to the Company's level of achievement of annual EVA, PVA, and CVA targets comprise approximately 92% of the annual bonus. Payments under the Company's annual incentive plan tied to individual achievement, considering the same factors as those used for base salary, comprise approximately 8% of the annual bonus. Award targets are related to survey results of comparable companies and are based on a percent of base salary. Actual awards to individuals are determined by the committee and presented to the board for approval.


(2) Long-Term Component: Performance Shares, Stock Options, and Restricted
Stock


To align shareholder and executive officer interests, the longterm component of the Company's executive compensation program uses grants whose value is related to the value of Company common shares. Grants of performance shares, stock options, and restricted stock are made under the AT&T 1987 Long Term Incentive Program which was approved by the shareholders. Historically, performance shares and stock options have been granted annually based on position rate, while restricted stock awards are granted on a selective basis. The size of annual performance share and stock option award levels are related to survey results of award levels of comparable companies in the marketplace. The size of previous grants and the number of shares held by an executive are not considered in determining annual award levels. Our target is to deliver approximately half of this long-term incentive value via performance shares and half via stock options. The awards provide rewards to executives upon creation of incremental shareholder value and the attainment of long-term goals.

Performance Shares: Performance shares, which are awards of units equivalent in value to AT&T common shares, are awarded annually in numbers based on an executive's position rate. Payout of 0% to 150% of such performance shares is made in the form of cash and/or AT&T common shares at the end of a three-year performance period based on the Company's return-to-equity ("RTE") performance compared with a target. However, if an executive's annual compensation is subject to the limit on tax deductibility, under Section 162(m) of the Code, in the last year of a performance period, then the executive shall receive an Other Stock Unit Award payout, in lieu of the performance share payout, and the value of the payout to each such executive for the performance period shall be (i) 0.13% of the Company's "Net Cash Provided by Operating Activities," as adjusted, for each year in the performance period, divided by the total number of executives receiving such payouts, or (ii) a lesser amount, based on factors, including targets for the Company's RTE established for performance shares for such performance period.


Stock Options: Stock options are granted annually to executive officers also in numbers based on their position rate. Like performance shares, the magnitude of such awards is determined annually by the committee. Stock options are granted with an exercise price equal to or greater than the fair market value of AT&T common shares on the day of grant. Stock options are exercisable between one and ten years from the date granted. Such stock options provide incentive for the creation of shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of Company common shares occurs over a specified number of years.

Restricted Stock: Restricted stock awards are granted occasionally to executive officers under the AT&T 1987 Long Term Incentive Program. Restricted stock is subject to forfeiture and may not be disposed of by the recipient until certain restrictions established by the committee lapse. Recipients of restricted stock are not required to provide consideration other than the rendering of services or the payment of any minimum amount required by law.

CEO Compensation
During 1994, the Company's most highly compensated officer was Robert E. Allen, Chairman of the Board and CEO. Mr. Allen's 1994 performance was reviewed by the committee and discussed with the non-employee directors and Mr. Allen. The committee also made recommendations to the board concerning the annual component (base salary and annual bonus) and approved the long-term component (performance shares, stock options, and restricted stock) of his compensation. These actions were predicated on the considerations discussed below.

A substantial portion of Mr. Allen's annual bonus is based on measurements of success with our three key stakeholders: shareholders, customers, and employees.


The shareholder element was measured by success relative to an EVA target for the year of $2.4 billion. Final results for 1994 indicate that this target was exceeded. The 1994 employee survey results for PVA measurement targets were met as was the CVA target of exceeding 1993 results and of making further progress in implementing a Company-wide customer satisfaction measurement program. (EVA, PVA and CVA are defined on page 27.) This work will continue in 1995.

An AT&T performance share payout was made in 1994 based on an aggressive average RTE target for the performance period from 1991 to 1993. The actual average return achieved was 96.2% of the RTE target and these results yielded a payout of 86.7% of the performance shares awarded to Mr. Allen at the beginning of 1991.



In addition to leading the Company through its most financially successful year since divestiture and achieving his employee and customer satisfaction targets, Mr. Allen strengthened the Company's global position by entering into a number of alliances that complement our technology and extend the reach of our services.



The completion of our acquisition of McCaw places AT&T in one of the most rapidly growing segments of our industry. In addition, the Company has regained customers in the intensely competitive consumer communications services market. Our position in the equipment business also improved with the award of major contracts in the United States and abroad.



Moreover, during 1994 AT&T was awarded the coveted Deming Prize and its third Malcolm Baldrige National Quality Award. In these and other accomplishments, Mr. Allen continues to strengthen the confidence and dedication of employees and to position the Company to share in the future growth of our industry.



The Compensation Committee


Philip M. Hawley, Chairman
Walter Y. Elisha
Michael I. Sovern
Joseph D. Williams
Thomas H. Wyman

                       FIVE-YEAR PERFORMANCE COMPARISON


The graph below provides an indicator of cumulative total shareholder returns for the Company as compared with the S&P 500 Stock Index and a Peer Group((1))

(Plot points for line graph)

                     Peer       S&P 500
          AT&T      Group      Comp LTD
1989       100        100           100
1990        69         94            97
1991        93        101           125
1992       124        105           138
1993       131        127           150
1994       128        134           152

Assumes $100 invested on December 31, 1989 in AT&T Common Stock, the S&P 500 Index and Peer Group Common Stock
Total Shareholder Returns Assume Reinvestment of Dividends

Footnote
1. The peer group comprises the largest companies worldwide which compete against the Company in its two industry segments of information movement and management, and financial services and leasing. None of the companies competing with AT&T in information movement and management offers a fully comparable range of products and services, although each is widely recognized as a competitor of AT&T. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average. The members of the peer group are as follows: American Express Company; Ameritech Corporation; Apple Computer, Inc.; Bell Atlantic Corporation; BellSouth Corporation; Cable & Wireless p.l.c.; Digital Equipment Corp.; GTE Corporation; Hewlett-Packard Co.; Intel Corp.; International Business Machines Corporation; ITT Corporation; L. M. Ericsson Telefonaktiebolaget; MCI Communications Corp.; Motorola, Inc.; NEC Corp.; Northern Telecom Limited; NYNEX Corporation; Pacific Telesis Group; SBC Communications Inc.; Sprint Corporation; Texas Instruments Incorporated; U S WEST, Inc.; and Xerox Corporation.

SUMMARY COMPENSATION TABLE

                                                   Annual Compensation(2)                 Long-Term Compensation(2)
                                        -----------------------------------------   ---------------------------------
                                                                                          Awards                Payouts
                                                                                    -----------------------------------
                                                                           Other
                                                                          Annual    Restricted                           All Other
                                                                          Compen-     Stock                    LTIP       Compen-
Name and                                                                 sation(3)  Award(s)(4)  Options/   Payouts(5)    sation(6)
Principal Position (1)          Year      Salary ($)     Bonus ($)         ($)        ($)       SARs (#)         ($)        ($)
- ------------------------------  -----    -----------     ----------     --------   ----------   ---------   ---------   -----------
Robert E. Allen                 1994       1,109,000     2,253,600       136,898         0        72,854    1,885,567     104,422
 Chairman of the Board and CEO  1993       1,032,000     1,356,700       128,082         0        72,854    1,348,458     118,166
                                1992         983,000     1,155,700       119,785         0        72,854    1,190,226      79,941

Victor A. Pelson                1994         685,000       972,600        66,979         0        34,629      502,640      57,278
  Executive Vice President --   1993         606,334       489,600        60,601         0        34,629      226,726      56,422
  AT&T and Chairman of the      1992         541,000        441,200       49,008         0        30,220      262,360      34,425
  Global Operations Team

Jerre L. Stead (7)              1994         634,000        807,700       81,724 2,605,563        30,220      502,640      64,383
  Executive Vice President --   1993         578,000        466,000      209,985         0        30,220      294,631      86,795
  AT&T and CEO of               1992              --             --           --      --            --          --         --
  Global Information Solutions

Alex J. Mandl                   1994         629,000        853,100      102,640         0        30,220      387,137      58,010
  Executive Vice President --   1993         554,167        442,900       43,036         0        30,220      226,726      45,347
  AT&T and CEO of               1992         492,000        344,100      148,813         0        23,318      260,043       7,607
  Communications Services Group

William B. Marx, Jr.            1994         598,000        830,400       55,926         0        30,220      502,640      51,408
  Executive Vice President --   1993         545,000        452,067       51,043         0        30,220      226,725      51,378
  AT&T and CEO of               1992         507,000        397,100       44,780         0        30,220      262,360      28,141
  Multimedia Products Group     ----      ----------      ---------     --------   ----------     ------     --------      ------


Footnotes

1. Includes Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers as measured by salary and bonus.

2. Compensation deferred at the election of named officers is included in the category (e.g., bonus, LTIP payouts) and year it would have otherwise been reported had it not been deferred.

3. Includes (a) payments of above-market interest on deferred compensation,
(b) dividend equivalents paid with respect to long-term performance shares prior to end of three-year performance period, or other earnings on long-term incentive compensation paid during the year, (c) tax payment reimbursements, and (d) the value of personal benefits and perquisites (Mr. Mandl had personal benefits and perquisites in 1994 of $41,801).


4. On December 31, 1994, Messrs. Allen and Stead held outstanding grants of restricted stock. Mr. Allen held 24,000 shares with a value of $1,221,000. On January 19, 1994, an award of 70,000 restricted shares was made to Mr. Stead. 47,000 shares were to vest based solely on continued employment with 35,250 vested on December 31, 1994, and 11,750 shares were cancelled upon Mr. Stead's resignation. The value at grant of the 47,000 shares is reflected in the table above. The remaining 23,000 restricted shares were to vest based on both continued employment and performance as reflected on pages 34 and 35.


5. Includes distribution in 1994 to Messrs. Allen, Pelson, Stead, Mandl, and Marx of performance shares whose three-year performance period ended December 31, 1993. The value of 12,000 AT&T Restricted Shares which vested in 1994 is also reflected in the payout for that year for Mr. Allen.

6. In 1994, includes (a) Company contributions to savings plans (Mr. Allen $6,000; Mr. Pelson $6,000; Mr. Stead $6,000; Mr. Mandl $6,000; and Mr. Marx
$6,000), (b) dollar value of the benefit of premiums paid for split-dollar life insurance policies (unrelated to term life insurance coverage) projected on an actuarial basis (Mr. Allen $66,737; Mr. Pelson $36,424; Mr. Stead $44,789; Mr. Mandl $39,550; and Mr. Marx $33,168), and (c) payments equal to lost Company savings match caused by IRS limitations (Mr. Allen $31,685; Mr. Pelson $14,854; Mr. Stead $13,594; Mr. Mandl $12,460, and Mr. Marx $12,240).


7. Mr. Stead resigned from the Company effective January 1, 1995. He became an executive officer of the Company in 1993; therefore his compensation for 1992 is not required to be disclosed.

                 AGGREGATED OPTION/STOCK APPRECIATION RIGHTS
                ("SAR") EXERCISES IN 1994 AND YEAR-END VALUES

                                                                                   Value of
                                                              Unexercised        In-the-Money
                                                             Options/SARs        Options/SARs
                                                            at Year End (#)     at Year End ($)
                                                            ---------------   -----------------
                   Shares Acquired                           Exercisable/        Exercisable/
Name (1)           on Exercise (#)    Value Realized ($)     Unexercisable       Unexercisable
 --------------    ---------------    ------------------    ---------------   -----------------
Robert E.
  Allen                          0                     0           476,951/           7,108,150/
                                                                   260,354              314,450
Victor A.
  Pelson                         0                     0           151,545/           1,510,986/
                                                                   165,879              220,115
Jerre L. Stead              82,910             1,019,104             4,250/                   0/
                                                                    30,220                    0
Alex J. Mandl                    0                     0           188,025/           1,893,797/
                                                                   142,720              188,670
William B.
  Marx, Jr.                      0                     0           144,486/           1,469,249/
                                                                   161,470              220,115

                  LONG-TERM INCENTIVE PLANS--AWARDS IN 1994

                                                                  Estimated Future Payouts
                                                                   of Performance Shares
                                                                   Under Non-Stock Price
                                            Performance                Based Plan (2)
                           Number of       Period Until     ------------------------------------
                           Performance      Maturation       Threshold     Target      Maximum
Name (1)                     Shares          or Payout          (#)          (#)         (#)
- ----------------------     ------------    --------------    ----------    --------   ----------
Robert E. Allen                 21,114         1994-1996         5,279      21,114        31,671
Victor A. Pelson                10,047         1994-1996         2,512      10,047        15,071
Jerre L. Stead                   8,783         1994-1996         2,196       8,783        13,175
                                23,000(3)      1994              2,875      23,000        23,000
Alex J. Mandl                    8,783         1994-1996         2,196       8,783        13,175
William B. Marx, Jr.             8,783         1994-1996         2,196       8,783        13,175

Footnotes

1. Includes Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers as measured by salary and bonus.

2. Payout of awards is tied to achieving specified levels of return-to-equity ("RTE"). The target amount will be earned if 100% of the targeted RTE rate is achieved. The threshold amount will be earned at the achievement of 83% of the targeted RTE rate and the maximum award amount will be earned at achieving 109% of the targeted RTE rate. If less than 83% of the targeted RTE rate is achieved, an award payout will not be earned. Awards will be distributed as common stock of the Company, or as cash in an amount equal to the value of those shares, or partly in common stock and partly in cash. However, if an executive's annual compensation is subject to the limit on tax deductibility, under Section 162(m) of the Code, in the last year of a performance period, then the executive shall receive an Other Stock Unit Award payout, in lieu of the performance share payout, and the value of the payout to each such executive for the performance period shall be (i) 0.13% of the Company's "Net Cash Provided by Operating Activities," as adjusted, for each year in the performance period, divided by the total number of executives receiving such payouts, or (ii) a lesser amount, based on factors, including targets for the Company's RTE established for performance shares for such performance period.

3. 12,179 of the 23,000 restricted shares vested in January, 1995 based on continued employment through 1994 and on the achievement of certain financial and other performance targets of AT&T Global Information Solutions in 1994. The remaining 10,821 of the 23,000 restricted shares were cancelled upon Mr. Stead's resignation.

                            OPTION GRANTS IN 1994


                                                   Individual Grants
                        -----------------------------------------------------------------------
                          Number of
                           Shares                                                      Grant
                         Underlying      % of Total                                    Date
                           Options        Options       Exercise                      Present
                         Granted (2)     Granted to      Price       Expiration      Value (3)
Name (1)                      #          Employees       ($/Sh)         Date            ($)
 --------------------    ------------    -----------    ---------    -----------   ------------
Robert E. Allen              72,854          1.33        52.8125       1-4-04        850,935
Victor A. Pelson             34,629           .63        52.8125       1-4-04        404,467
Jerre L. Stead               30,220           .55        52.8125       1-4-04        352,970
Alex J. Mandl                30,220           .55        52.8125       1-4-04        352,970
William B. Marx, Jr.         30,220           .55        52.8125       1-4-04        352,970

Footnotes

1. Includes Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers as measured by salary and bonus.

2. Options become exercisable one year after the grant date.

3. In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value: An option term of seven years, volatility at .1817, dividend yield at 2.98%, and interest rate at 5.61%. The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period.

PENSION PLANS
The Company maintains the AT&T Management Pension Plan, a non-contributory pension plan which covers all management employees, including Messrs. Allen, Pelson, Mandl, and Marx. The normal retirement age under this plan is 65; however, retirement before age 65 can be elected under certain conditions. Under the AT&T Management Pension Plan, annual pensions are computed on an adjusted career average pay basis. The adjusted career average pay formula is the sum of (a) 1.6% of the average annual pay for the six years ending December 31, 1992, times the number of years of service prior to January 1, 1993, plus (b) 1.6% of pay subsequent to December 31, 1992. Only the basic salary is taken into account in the formula used to compute pension amounts. As a result of an amendment to the plan in 1989, an enhanced pension benefit is available to certain eligible employees. The enhanced pension benefit, which is calculated as of December 31, 1989, by adding five to the age and number of years of service of these employees, remains in effect until the employee's actual age, service, and compensation yield a greater pension benefit.

Federal laws place limitations on pensions that may be paid from the pension trust related to the AT&T Management Pension Plan. Pension amounts based on the AT&T Management Pension Plan formula which exceed the applicable limitations will be paid as an operating expense.

The Company also maintains the AT&T Non-Qualified Pension Plan. Under the plan, annual pensions for Messrs. Allen, Pelson, Mandl, Marx, and other senior managers are computed based primarily on actual annual bonus awards under the Company's Short Term Incentive Plan. Pension benefits under this plan will generally commence at the same time as benefits under the AT&T Management Pension Plan. The annual pension amounts payable under this plan are equal to the greater of the amounts computed under the Basic or Alternate Formula described below.


Basic Formula:
The sum of (a) 1.5% of the average of the actual annual bonus awards for the three-year period ending December 31, 1989, times the number of years of service prior to January 1, 1990, plus (b) 1.6% of the actual annual bonus awards subsequent to December 31, 1989.



Alternate Formula:
The excess of (a) 1.7% of the adjusted career average pay, over (b) 0.8% of the covered compensation base, times years of service to retirement, minus the benefit calculated under the AT&T Management Pension Plan formula (without regard to limitations imposed by the Internal Revenue Code). For purposes of this formula, adjusted career average pay is determined by dividing the sum of the employee's total adjusted career income by the employee's actual term of employment at retirement. Total adjusted career income is the sum of (A) and (B), where (A) is the employee's years of service prior to January 1, 1993, multiplied by the sum of (i) the employee's average annual compensation (within the meaning of the AT&T Management Pension Plan) for the three-year period ending December 31, 1992, without regard to the limitations imposed by the Internal Revenue Code, and (ii) the average of the employee's actual annual bonus awards for the three-year period ending December 31, 1992, and (B) is the sum of the employee's actual compensation (within the meaning of the AT&T Management Pension Plan) after December 31, 1992, without regard to the limitations imposed by the Internal Revenue Code, and actual annual bonus awards subsequent to December 31, 1992. The covered compensation base used in this formula is the average of the maximum wage amount on which an employee was liable for social security tax for each year beginning with 1960 and ending with 1994. In 1994, the covered compensation base was $24,600.


In 1993, an Alternative Minimum Formula ("AMF"), applicable to active senior managers with five years of service who are participants in the AT&T Non-Qualified Pension Plan as of December 31, 1993, was established. The annual pension amount payable under the AMF is equal to the greater of the amounts computed under formulas A and B plus an additional percent increase factor as described below:

Formula A:
The sum of (a) 1.5% of the average of the total compensation for the three-year period ending December 31, 1992, times the number of years of service prior to January 1, 1993, plus (b) 1.6% of the total compensation from January 1, 1993, to December 31, 1993. For purposes of this Formula A, total compensation shall be basic salary plus actual annual bonus awards. The pension amounts resulting from this Formula A will be reduced to reflect retirements prior to age 55.

Formula B:

The excess of (a) 1.7% of the adjusted career average pay, over (b) 0.8% of the covered compensation base, times years of service to December 31, 1993. For purposes of this Formula B, adjusted career average pay is determined by dividing the sum of the employee's total adjusted career income used for purposes of Formula A, by the employee's actual term of employment to December 31, 1993. The covered compensation base used in this Formula B is the average of the maximum wage amounts on which an employee was liable for social security tax for each year beginning with 1959 and ending with 1993. In 1993, the covered compensation base was $22,800. The pension amounts resulting from this Formula B will be reduced to reflect retirements prior to age 60.


An additional percent increase factor based on age and service is applied to the pension amount resulting from the higher of Formula A or B. The total AMF pension results in a fixed benefit and such amount is reduced by the amount payable under the AT&T Management Pension Plan. It is anticipated that after 1997, a senior manager's normal pension increases resulting from additional age and service as well as possible future pension plan amendments could cause the regular accrued pension benefit to exceed the fixed AMF benefit. Pensions resulting from the AMF will be payable under the AT&T Non-Qualified Pension Plan.


As part of his employment agreement, the Company entered into a supplemental pension arrangement with Mr. Mandl. Pursuant to such arrangement, if employment is terminated on or after age 55 for any reason other than Company-initiated termination for "cause," as defined, Mr. Mandl will be entitled to immediate pension benefits based on the higher of (1) a pension determined by his actual net credited service and calculated under the then-existing Company qualified and non-qualified pension formulas, but without reference to age and service eligibility requirements, or (2) a fixed minimum monthly pension schedule which ranges from $30,432 at age 55 to $74,459 at age 65. Pension benefits payable under this arrangement will be paid out of the Company's operating income, and will be offset by all amounts actually received by Mr. Mandl under any other Company qualified or non-qualified retirement plan or arrangement. In addition, Mr. Mandl will be entitled to certain other post-retirement benefits that are generally made available to retired executive officers and service pension-eligible senior managers from time to time.


In the event Mr. Mandl's employment is terminated by the Company for any reason other than for "cause," as defined, prior to age 55, he will be eligible for a severance benefit equal to 200% of his then base salary under the provisions of his employment agreement.



Senior managers (including Mr. Mandl) and certain other management employees who are hired at age 35 or over are covered by a supplemental AT&T Mid-Career Pension Plan. For specified managers retiring with at least five years in level, the plan provides additional pension credits equal to the difference between age 35 and their maximum possible years of service attainable at age 65, but not to exceed actual net credited service, at approximately one-half the rate in the AT&T Management Pension Plan.



Pension amounts under either the AT&T Management Pension Plan formula, the AT&T Non-Qualified Pension Plan, or the AT&T Mid-Career Pension Plan are not subject to reductions for social security benefits or other offset amounts. If Messrs. Allen, Pelson, and Marx continue in the positions given above and retire at the normal retirement age of 65, the estimated annual pension amounts payable under the AT&T Management Pension Plan formula and the AT&T Non-Qualified Pension Plan would be $1,647,300, $759,900, and $717,700, respectively. For Mr. Mandl, the estimated annual pension amounts payable under the AT&T Management Pension

Plan formula, the AT&T Non-Qualified Pension Plan, and the AT&T Mid-Career Pension Plan would be $754,200. Amounts shown are straight-life annuity amounts not reduced by a joint and survivorship provision which is available to these officers named.


The Company has reserved the right to purchase annuity contracts to satisfy its unfunded obligations to any of these officers under the AT&T Non-Qualified Pension Plan. In the event the Company purchases an annuity contract for any officer, the pension payments for such officer will vary from that set forth above. Then there would be a tax gross-up payment to the officer and annuity benefits paid by the annuity provider will be reduced to offset the tax gross-up payment. The after-tax pension benefit will be the same as the after-tax benefit the participant would otherwise have received under the AT&T Non-Qualified Pension Plan.


OTHER INFORMATION

A Directors' and Officers' Liability Policy was renewed effective July 1, 1994, with Lloyds of London and other carriers. The policy insures AT&T for certain obligations incurred in the indemnification of its directors and officers under New York law or under contract and insures directors and officers when such indemnification is not provided by AT&T. The one-year policy's cost is $1,600,000.

The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, a number of regular employees of the Company and of its subsidiaries may solicit proxies in person or by telephone. The Company also has retained Morrow & Co. to aid in the solicitation of proxies, at an estimated cost of $18,000 plus reimbursement of reasonable out-of-pocket expenses.

The above notice and proxy statement are sent by order of the board of directors.

Marilyn J. Wasser
Vice President-Law and
Secretary


Dated: February 28, 1995

(Logo--AT&T)
32 Avenue of the Americas
New York, NY 10013-2412

Recycled
Paper

P R O X Y                                                             AT&T LOGO
                                   AT&T Corp.
                 32 Avenue of the Americas, New York, NY 10013

                      This proxy is solicited on behalf of
        the Board of Directors for the Annual Meeting on April 19, 1995.

- -------------------------------------------------------------------------------

The undersigned hereby appoints R.E. Allen, B.K. Johnson and D.S. Perkins, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares of the undersigned in AT&T Corp. at the annual meeting of shareholders to be held at the Washington State Convention and Trade Center in Seattle, Washington, at 9:30 a.m. on April 19, 1995, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the other side of this card. If no directions are given, the proxies will vote for the election of all listed nominees, in accord with the directors' recommendations on the other subjects listed on the other side of this card and, at their discretion, on any other matter that may properly come before the meeting. (If you have indicated any changes or voting limitations on this side of the card, please mark the "Special Attention" box on the other side.)

This card also provides voting instructions for shares held in the dividend reinvestment plan and, if registrations are identical, shares held in the various employee stock purchase and savings plans as described in the proxy statement. Your vote for the election of directors may be indicated on the other side. Nominees are--R.E. Allen, M.K. Eickhoff, W.Y. Elisha, P.M. Hawley, C.A. Hills, B.K. Johnson, D. Lewis, D.F. McHenry, V.A. Pelson, D.S. Perkins, H.B. Schacht, M.I. Sovern, F.A. Thomas, J.D. Williams, and T.H. Wyman. Please sign on the other side and return promptly to P.O. Box 8872, Edison, NJ 08818-9241. If you do not sign and return a proxy, or attend the meeting and vote by ballot, your shares cannot be voted.

Comments:

_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________

(If you have written in the above space, please mark the "Special Attention" box on the other side of this card.)

                       Detach here from proxy voting card


(THIS PAGE CONTAINS A MAP AND DIRECTIONS TO THE SHAREHOLDER MEETING)

[X] Please mark your                                                      8777
vote with an X.

Directors recommend a vote "FOR"
- --------------------------------
                                        WITHHELD
                    FOR ALL             FROM ALL
                    nominees            nominees
A. Election of       [  ]                [  ]
   Directors
   (page 7)

FOR ALL EXCEPT the following nominee(s):

_______________________________________


                              FOR    AGAINST    ABSTAIN
B. Ratification               [  ]    [  ]       [  ]
   of Auditors
   (page 14)

C. McCaw Employee             [  ]    [  ]       [  ]
   Stock Purchase
   Plan (page 14)


Directors recommend a vote "AGAINST" the
shareholder proposals regarding
- ----------------------------------------

                              FOR    AGAINST    ABSTAIN
1. Political Contributions    [  ]    [  ]       [  ]
   (page 19)

2. Provide Choice of          [  ]    [  ]       [  ]
   Director Nominees
   (page 21)

SPECIAL ATTENTION                     [  ]
Mark here if you have written
a comment on reverse.

ANNUAL REPORT                         [  ]
Mark here to discontinue
extra annual report (page 3).

ANNUAL MEETING                        [  ]
Mark here if you plan to
attend the annual meeting.

SIGNATURE(S)_______________________________ DATE ______________ , 1995

Please sign this proxy as name(s) appears above and return it promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

                       Detach here from proxy voting card


AT&T LOGO

Admission Ticket
- ------------------

Please present this ticket for admittance of shareholder(s) named above and a guest. See reverse for map of area.

Annual Meeting
of Shareholders

Wednesday, April 19, 1995

Washington State Convention
  and Trade Center
Exhibit Hall 4B
800 Convention Place
Seattle, Washington
- -----------------------
          Agenda
8:00 a.m. Doors and Exhibit Areas Open
9:30      Introduction and Welcome
          Chairman's Remarks
          Election of Directors
          Ratification of Auditors
          Director Proposal
          Shareholder Proposals
11:00     Voting
          General Discussion
          Adjournment (noon)

Hearing-amplification equipment and sign interpretation will be provided.